CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be Registered	Average of the High and Low Price(1)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.01 per share	50,000,000	$34.035	$232,118.70

(1)	As of a specified date within 5 business days prior to the date of filling the registration statement.
(2)	Calculated in accordance with rule 457(c) under the Securities Act of 1933, as amended.
(3)	A registration fee of $232,118.70 has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-188153

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 26, 2013)

50,000,000 Shares of Common Stock

The selling stockholders named herein, including the United States Department of the Treasury, are offering pursuant to this prospectus supplement 50,000,000 shares of our common stock, par value $0.01 per share. We are not selling any shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “GM” and on the Toronto Stock Exchange under the symbol “GMM”. On June 5, 2013, the last reported sale price of our common stock on the NYSE was $34.02 per share.

Please carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Investment in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, in the accompanying prospectus and in our periodic reports filed from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus supplement, the accompanying prospectus or any related free writing prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$34.41	$1,720,500,000
Underwriting discounts and commissions	$0.02	$1,000,000
Proceeds, before expenses, to the selling stockholders	$34.39	$1,719,500,000

The underwriters expect to deliver the shares of our common stock on or about June 12, 2013.

Citigroup	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.

Academy Securities, Inc.	C.L. King & Associates	Drexel Hamilton
Lebenthal & Co., LLC	Loop Capital Markets	Ramirez & Co., Inc.

The Williams Capital Group, L.P.	Valdés & Moreno, Inc.

The date of this prospectus supplement is June 6, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus and any related free writing prospectus relate to a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process. This prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock, risks relating to the offering and other information you should know before investing. You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus, and our current and periodic reports filed from time to time with the SEC, as well as the additional information described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus, before making an investment decision.

In this prospectus supplement, unless the context indicates otherwise, for the periods on or subsequent to July 10, 2009, references to “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors,” or “GM” refer to General Motors Company and, where appropriate, its subsidiaries. General Motors Company is the successor entity solely for accounting and financial reporting purposes to General Motors Corporation, which is sometimes referred to in this prospectus supplement, for the periods on or before July 9, 2009, as “Old GM.” On July 10, 2009, Old GM changed its name to Motors Liquidation Company, which is sometimes referred to in this prospectus supplement for periods on or after July 10, 2009 as “MLC”. On December 15, 2011, MLC was dissolved and transferred its remaining assets and liabilities to the Motors Liquidation Company GUC Trust. The term “selling stockholders” refers, collectively, to the selling stockholders named in this prospectus supplement under the caption “Selling Stockholders”.

Neither we, any selling stockholder, nor any underwriter has authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we, any selling stockholder, nor any underwriter take responsibility for, and neither we, any selling stockholder, nor any underwriter provide any assurance as to the reliability of, any other information that others may give you. We have not, and no selling stockholder or underwriter has, authorized any other person to provide you with different information. We are not, and no selling stockholder or underwriter is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, in the accompanying prospectus, in any document incorporated by reference herein or therein, and in any related free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement may add to, update or change the information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary describes aspects of our business and our common stock, but it does not contain all of the information that you should consider in making your investment decision. You should carefully read all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section beginning on page S-4 of this prospectus supplement, the risk factors in the accompanying prospectus and in our periodic reports filed from time to time with the SEC and our financial statements and related notes, along with all of the information contained in any related free writing prospectus, before making an investment decision.

General Motors Company

Overview

General Motors Company commenced operations on July 10, 2009 when we, through certain of our subsidiaries, completed the acquisition of substantially all of the assets and the assumption of certain liabilities of Old GM through a sale by Old GM under Chapter 11 of the U.S. Bankruptcy Code (the 363 Sale). By commencing operations following the 363 Sale, we were able to take advantage of a competitive labor agreement with our unions, a restructured dealer network and a reduced and refocused brand strategy in the U.S. focused on four brands.

We design, build and sell cars, trucks and automobile parts worldwide. We also provide automotive financing services through General Motors Financial Company, Inc. (GM Financial).

Our automotive operations meet the demands of our customers through our four automotive segments: GM North America (GMNA), GM Europe (GME), GM International Operations (GMIO) and GM South America (GMSA).

Automotive

Our vision is to design, build and sell the world’s best vehicles. We offer a global vehicle portfolio of cars, crossovers and trucks. We are committed to leadership in vehicle design, quality, reliability, telematics and infotainment and safety, as well as to developing key energy efficiency, energy diversity and advanced propulsion technologies, including electric vehicles. Our business is diversified across products and geographic markets. We meet the local sales and service needs of our retail and fleet customers with a global network of independent dealers. Of our total 2012 vehicle sales volume, 72.1% was generated outside the U.S.

Automotive Financing – GM Financial

GM Financial specializes in purchasing retail automobile installment sales contracts originated by GM and non-GM franchised and select independent dealers in connection with the sale of used and new automobiles. GM Financial also offers lease products through GM dealerships in connection with the marketing of used and new automobiles that target lessees with sub-prime and prime credit bureau scores. GM Financial primarily generates revenue and cash flows through the purchase, retention, subsequent securitization and servicing of finance receivables. To fund the acquisition of receivables prior to securitization, GM Financial uses available cash and borrowings under its credit facilities. GM Financial earns finance charge income on finance receivables and pays interest expense on borrowings under its credit facilities. GM Financial periodically transfers receivables to securitization trusts that issue asset-backed securities to investors. The securitization trusts are special purpose entities that are also variable interest entities that meet the requirements to be consolidated in the financial statements.

Corporate Information

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000. Our website is www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

UST Share Dispositions

In December 2012, we repurchased 200 million shares of our common stock from the United States Department of the Treasury (UST). At that time, the UST also announced that it intended to sell its remaining shares of our common stock into the market in an orderly fashion and fully exit its GM investment within the next 12-15 months, subject to market conditions. Since then, the UST has been selling shares of our common stock through its pre-defined written trading plans. As of June 5, 2013, the UST owned 219,194,989 shares of our common stock.

Recent Developments

On June 3, 2013, Standard & Poor’s (S&P) announced that our common stock would be included in the S&P 500® index after the close of trading on June 6, 2013. Index funds whose portfolios are primarily based on shares of the companies included in the S&P 500® index may be required to purchase our common stock as a result of the inclusion of our common stock in the index. The shares of our common stock being sold in this offering are expected to satisfy a portion of this index-based demand for our common stock.

THE OFFERING

Common stock offered by the selling stockholders	50,000,000 shares

Common stock to be outstanding immediately after this offering	1,374,686,158 shares

Common stock listing	Our common stock is listed on the New York Stock Exchange under the symbol “GM” and on the Toronto Stock Exchange under the symbol “GMM”.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders in this offering.

Transfer Restrictions	Our certificate of incorporation, as amended (Certificate of Incorporation), contains provisions restricting certain transfers of various securities of the Company (including shares of our common stock) if the effect would be to (1) generally increase the direct or indirect stock ownership by any person or group from less than 4.9% of the value of all such securities of the Company to 4.9% or more or (2) generally increase the direct or indirect stock ownership of a person or group having or deemed to have a stock ownership of 4.9% or more of the value of all such securities of the Company. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits. See the section of the accompanying prospectus entitled “Overview of Our Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” for a more detailed description of these restrictions.

Risk factors	See “Risk Factors” beginning on page S-4 of this prospectus supplement, in the accompanying prospectus, and in our periodic reports filed from time to time with the SEC for a discussion of risks you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 1,374,686,158 shares of our common stock outstanding as of May 31, 2013 and excludes:

•	up to approximately 312 million shares of common stock issuable upon the exercise of outstanding warrants;

•	up to approximately 152 million shares of common stock issuable upon conversion of outstanding shares of our Series B Mandatory Convertible Junior Preferred Stock (Series B Preferred Stock); and

•	up to approximately 3 million shares of common stock issuable upon settlement of outstanding equity compensation awards.

RISK FACTORS

Investment in our common stock involves risks. In addition to all of the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors set forth below and the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our subsequent filings under the Exchange Act, including Forms 10-Q and 8-K and any amendments thereof, before investing in our common stock.

Risks Related to our Common Stock and the Warrants

The sale or availability for sale of substantial amounts of our common stock could cause the price of our common stock to decline or impair our ability to raise capital.

Sales of a substantial number of shares of our common stock in the public market, or the perception that large sales could occur, or the conversion of shares of our Series B Preferred Stock or the perception that conversion could occur, could depress the market price of our common stock. Of the approximately 1,374,686,158 shares of our common stock issued and outstanding at May 31, 2013, we estimate that approximately 42.6% were held by the United States Department of the Treasury (UST), Canada GEN Investment Corporation, a corporation organized under the laws of Canada (Canada Holdings), the UAW Retiree Medical Benefits Trust (New VEBA), the Motors Liquidation Company GUC Trust, and our U.S. hourly and salaried pension plans. In December 2012, the UST announced its intention to dispose of its remaining shares of our common stock over the next 12 to 15 months, subject to market conditions. Sales or distributions of our common stock by these holders could cause the market price of our common stock to decline.

In addition, at May 31, 2013, there were warrants outstanding to acquire approximately 312 million shares of our common stock at exercise prices ranging from $10.00 per share to $42.31 per share and up to approximately 152 million shares of common stock, subject to anti-dilution, make-whole and other adjustments, will be issuable upon conversion of the shares of Series B Preferred Stock outstanding. Exercises or distributions of warrants or the conversion of the shares of Series B Preferred Stock could cause the market price of our common stock to decline.

Anti-takeover provisions contained in our organizational documents and Delaware law could delay or prevent a takeover attempt or change in control of our Company, which could adversely affect the price of our common stock.

Our Certificate of Incorporation, our bylaws, as amended (Bylaws), and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our organizational documents include provisions:

•

restricting transfers of various securities of the Company (including shares of our common stock, warrants to purchase our common stock and shares of our Series B Preferred Stock) if the effect would be to (1) generally increase the direct or indirect stock ownership by any person or group from less than 4.9% of the value of all such securities of the Company to 4.9% or more or (2) generally increase the direct or indirect stock ownership of a person or group having or deemed to have a stock ownership of 4.9% or more of the value of all such securities of the Company (these restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits);

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•

prohibiting our stockholders from taking action by written consent in lieu of a meeting except where such consent is signed by the holders of all shares of stock of the Company then outstanding and entitled to vote;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nomination of candidates for election to our Board of Directors; and

•	limiting the determination of the number of directors on our Board of Directors and the filling of vacancies or newly created seats on the board to our Board of Directors then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in management.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware (the DGCL), which generally prohibits a corporation from engaging in various business combination transactions with any “interested stockholder” (generally defined as a stockholder who owns 15% or more of a corporation’s voting stock) for a period of three years following the time that such stockholder became an interested stockholder, except under certain circumstances including receipt of prior board approval.

Any provision of our Certificate of Incorporation or our Bylaws or Delaware law that has the effect of delaying or deterring a hostile takeover or change in control could limit the opportunity for investors to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

See the sections of the accompanying prospectus entitled “Overview of Our Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws” and “Overview of Our Capital Stock—Certain Anti-Takeover Effects of Delaware Law” for a further discussion of these provisions.

The Series B Preferred Stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Series B Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Series B Preferred Stock;

•	possible sales of our common stock by investors who view the Series B Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Series B Preferred Stock and our common stock.

At any time prior to December 1, 2013, holders of Series B Preferred Stock may elect to convert all or part of their shares of Series B Preferred Stock into common stock at the minimum conversion rate of 1.2626 shares of common stock per share of Series B Preferred Stock, subject to anti-dilution adjustments. On December 1, 2013, each share of Series B Preferred Stock will automatically convert, unless previously converted, into a number of shares of common stock. The conversion rate on December 1, 2013 for each share of Series B Preferred Stock will be between 1.2626 and 1.5152 shares of common stock, depending on the applicable market value of our common stock, subject to anti-dilution adjustments. The conversion rate will be adjusted so that holders receive an additional number of shares of common stock in respect of accumulated and unpaid dividends that have not been declared.

The UST, a selling stockholder named in this prospectus supplement, is a federal agency, and your ability to bring a claim against it under the U.S. securities laws or otherwise may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the FTCA), provides that claims may not be brought against the United States or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the UST and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of the UST in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the UST for a violation of the Securities Act of 1933, as amended (Securities Act) or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with this offering by the UST would likely be barred.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders in this offering.

DIVIDEND POLICY

The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion. Our payment of dividends on our common stock in the future, if any, will be determined by our Board of Directors in its sole discretion out of funds legally available for that purpose and will depend on business conditions, our financial condition, earnings, liquidity and capital requirements, the covenants in our debt instruments and other factors. As of the date of this prospectus supplement, we have no current plans to pay dividends on our common stock.

So long as any share of our Series A Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) or our Series B Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock and our Series B Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. In addition, our secured revolving credit facilities contain certain restrictions on our ability to pay dividends, subject to exceptions, such as dividends payable solely in shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference under the captions “Risk Factors” and “Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying prospectus, as well as all of the forward-looking statements incorporated by reference to our filings under the Exchange Act, are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

SELLING STOCKHOLDERS

This prospectus supplement relates to the resale of shares of our common stock by the selling stockholders. Except as set forth below, the following table sets forth as of May 31, 2013 information regarding the beneficial ownership of shares of our common stock by each selling stockholder.

The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In addition, under these rules, an individual or entity beneficially owns any shares issuable upon the exercise of any options or warrants held by such person or entity that were exercisable on May 31, 2013 or within 60 days after May 31, 2013. In computing the percentage ownership of each individual and entity, the number of outstanding shares of our common stock includes any shares subject to options or warrants held by that individual or entity that were exercisable on or within 60 days after May 31, 2013. These shares are not considered outstanding, however, for the purpose of computing the percentage ownership of any other selling stockholder.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Percentage Beneficially Owned Prior to Offering(1)	Shares Being Offered	Shares Beneficially Owned After Offering		Percentage Beneficially Owned After Offering(1)
The United States Department of the Treasury(2)	219,194,989	(3)	15.9%	30,000,000	189,194,989	(3)	13.8%
UAW Retiree Medical Benefits Trust, as advised by its fiduciary and investment advisor Brock Fiduciary Services LLC(4)	205,604,545	(5)	14.5%	20,000,000	185,604,545	(5)	13.1	%(5)

Total	424,799,534	(5)	29.9%	50,000,000	374,799,534	(5)	26.4	%(5)

(1)	These percentages reflect the maximum potential percentage ownership of our common stock for each beneficial owner. As such, the percentage ownership of the UST is calculated based on a total of 1,374,686,158 shares outstanding as of May 31, 2013. The percentage ownership of Brock Fiduciary Services LLC (in its capacity as independent fiduciary and investment advisor to the New VEBA, as discussed in footnote (4) below) and the total of all selling stockholders are calculated based on a potential total of 1,420,140,703 shares outstanding, which includes the 45,454,545 shares of common stock that would be issued to the New VEBA if it exercised its warrants to acquire our common stock, as described in footnote (5) below.
(2)

The following description of the UST was provided by the UST. The UST is the executive agency of the U.S. government responsible for promoting economic prosperity and ensuring the financial security of the United States. The UST is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. The UST operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. The UST works with other federal agencies, foreign governments and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. The UST also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008, as amended, the UST was given certain authority and facilities to restore the liquidity and stability of the financial system. See also the section of this prospectus supplement entitled “Risk Factors—The UST, a selling stockholder named in this prospectus supplement, is a federal agency, and your ability to bring a claim against it under the U.S. securities laws or otherwise may be limited”. The address of the UST is 1500 Pennsylvania Avenue, NW, Washington, D.C. 20220.
(3)	Based on the number of shares of our common stock beneficially owned by the UST as of June 5, 2013.
(4)	Brock Fiduciary is an independent fiduciary and investment adviser to the New VEBA and, pursuant to an Independent Fiduciary Agreement, dated August 8, 2011, between Brock Fiduciary and the New VEBA, Brock Fiduciary has been given the power to vote and dispose of any of our securities held by the New VEBA, including any shares of our common stock. The address of Brock Fiduciary is 622 Third Avenue, Floor 12, New York, New York 10017.
(5)	Includes 45,454,545 shares of our common stock issuable upon the exercise of the New VEBA’s warrants to acquire our common stock. The number of shares of our common stock underlying such warrants and the per share exercise price are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

STOCKHOLDERS AGREEMENT WITH THE UST, CANADA HOLDINGS AND THE NEW VEBA

Three of our stockholders—the UST, Canada Holdings, and the New VEBA—have entered into a Stockholders Agreement with us (the Initial Shareholder Stockholders Agreement) under which at least two-thirds of the directors are required to be determined by our Board of Directors to be independent within the meaning of New York Stock Exchange rules.

As long as the New VEBA holds at least 50 percent of the shares of our common stock it held on July 10, 2009, it has the right under the Initial Shareholder Stockholders Agreement to designate one nominee to our Board of Directors. The New VEBA’s designee is subject to the consent of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the UAW) and, if its designee is not independent of General Motors, to the consent of the UST.

The Initial Shareholder Stockholders Agreement provides that until the respective termination of their obligations under the Initial Shareholder Stockholders Agreement, the UST and Canada Holdings (Government Holders) will not vote their shares of our common stock at any meeting (whether annual or special) or by written consent, except that each Government Holder may vote its shares:

•	as it desires in a vote with respect to any removal of directors;

•

in a vote with respect to any election of directors as it desires only with respect to any candidates that are nominated by the Board of Directors, nominated by third parties, or nominated by either Government Holder pursuant to a Joint Slate Procedure, as defined in the Initial Shareholder Stockholders Agreement (provided that each Government Holder will vote “for” the nominees jointly named pursuant to a Joint Slate Procedure and each Government Holder will vote “for” any nominee designated by the New VEBA as described above that is standing for election); provided, further, that Canada Holdings has irrevocably waived all of its rights under the Joint Slate Procedure, including the right to nominate directors under the Joint Slate Procedure and to receive notices from the UST of its intent to nominate directors, and indicated that, by foregoing its right to participate in the Joint Slate Procedure, Canada Holdings is under no obligation to vote “for” any slate of nominees for directors nominated by the UST pursuant to the Joint Slate Procedure;

•

as it desires in a vote with respect to any acquisition or purchase of our capital stock or of all or substantially all of our assets or any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company, in each case, which would require a stockholder vote under Delaware law or our Certificate of Incorporation;

•	as it desires in a vote with respect to any amendment or modification to our Certificate of Incorporation or our Bylaws that would affect any matters relating to the three bullet points above; and

•

on each other matter presented to our stockholders, solely to the extent that the vote of the Government Holders is required for the stockholders to take action at a meeting at which a quorum is present and in that instance, in the same proportionate manner as the holders of common stock (other than the UST, Canada Holdings, the New VEBA, and its affiliates and the directors and executive officers of the Company) that were present and entitled to vote on such matter voted or consented in connection with each such matter.

Each of the UST, Canada Holdings and the New VEBA will be subject to the terms of the Initial Shareholder Stockholders Agreement until it beneficially owns less than two percent of the shares of our common stock then issued and outstanding.

SECURITIES ELIGIBLE FOR FUTURE SALE

In addition to the securities being offered pursuant to this prospectus supplement, certain of our other stockholders may sell additional securities from time to time. See the section of this prospectus supplement entitled “Risk Factors—The sale or availability for sale of substantial amounts of our common stock could cause the price of our common stock to decline or impair our ability to raise capital.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus supplement, a person who is not one of our “affiliates” (as that term is defined in Rule 144) at any time during the three months preceding a sale, and who has owned the securities proposed to be sold for at least six months, would be entitled to sell an unlimited number of such securities provided current public information about us is available. Such non-affiliate, after owning the securities proposed to be sold for at least one year, would be entitled to sell an unlimited number of such securities regardless of whether current public information about us is available.

In general, under Rule 144 as in effect on the date of this prospectus supplement, our affiliates who have owned the securities proposed to be sold for at least six months are entitled to sell within any three-month period a number of securities that does not exceed the greater of:

•	1% of the number of shares or other units of the class then outstanding; and

•	the average weekly trading volume in such securities on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

However, sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Citigroup Global Markets Inc.	12,500,000
J.P. Morgan Securities LLC	12,500,000
Morgan Stanley & Co. LLC	12,500,000
Credit Suisse Securities (USA) LLC	2,500,000
Goldman, Sachs & Co.	2,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,500,000
Academy Securities, Inc.	707,143
C.L. King & Associates, Inc.	707,143
Drexel Hamilton, LLC	707,143
Lebenthal & Co., LLC	707,143
Loop Capital Markets LLC	707,143
Samuel A. Ramirez & Company, Inc.	707,143
The Williams Capital Group, L.P.	707,143
Valdés & Moreno, Inc.	49,999

Total:	50,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders, subject to prior sale and subject to their right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and accompanying prospectus if any such shares are taken. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid by the selling stockholders, and proceeds before expenses to the selling stockholders.

	Per Share	Total
Public offering price	$34.41	$1,720,500,000
Underwriting discounts and commissions to be paid by the selling stockholders	$0.02	$1,000,000
Proceeds, before expenses, to the selling stockholders	$34.39	$1,719,500,000

We estimate that the total offering expenses payable by us for this offering will be approximately $1.1 million. In addition, we have agreed to reimburse the underwriters for up to $100,000 of expenses incurred in connection with the clearance of this offering with the Financial Industry Regulatory Authority.

Our common stock is listed on the New York Stock Exchange under the trading symbol “GM” and on the Toronto Stock Exchange under the symbol “GMM.”

We have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, we will not, during the period ending 30 days after the date of this prospectus supplement (the restricted period):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or such other securities,

whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

In addition, we have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, we will not, during the restricted period, file with the SEC a registration statement under the Securities Act relating to any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock.

Each of the selling stockholders has agreed that, without the prior written consent of the representatives, on behalf of the underwriters, it will not, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including without limitation, shares of common stock or any securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned by the selling stockholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or such other securities convertible into or exercisable or exchangeable for shares of common stock, whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

In addition, the selling stockholders have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, the selling stockholders will not, during the period ending 30 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

The restrictions on us and the selling stockholders described above are subject to certain limited exceptions and do not apply to the sale of shares of common stock to the underwriters.

With respect to us, the restrictions above also do not apply to:

•

the issuance and/or sale of shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or the grant of equity-based awards (including options, restricted stock awards, restricted stock units and/or salary stock units) pursuant to the terms of any agreement or pursuant to any employee stock option plan, employee stock incentive plan or employee stock ownership plan existing as of the date of this prospectus supplement or described in the documents incorporated by reference herein;

•

the issuance of shares of common stock upon the conversion, exercise, exchange or settlement of any securities that are convertible into, exercisable or exchangeable for, or which may be settled for shares of common stock (including Series B Preferred Stock, warrants, options, restricted stock awards, restricted stock units and salary stock units) and that are outstanding as of the date of this prospectus supplement or are described herein or in the documents incorporated by reference herein;

•

the issuance of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with transfers to dividend reinvestment plans or to employee benefit plans in effect as of the date of this prospectus supplement;

•	the issuance of shares of common stock to existing holders of such stock for purposes of effecting a stock dividend or stock split;

•

the issuance of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock as consideration or partial consideration for any bona fide merger, acquisition, business combination or other strategic or commercial transaction or relationship; provided that the shares of common stock, options, warrants or other convertible or exchangeable securities relating to common stock so issued shall not have a fair market value (as reasonably determined by us after consultation with the representatives) in an amount greater than $5.0 billion and provided that the recipient of any securities so issued shall execute a lock-up agreement containing substantially the same lock-up restrictions described above for the balance of the restricted period; or

•	the filing of a registration statement on Form S-4 and/or Form S-8 (or any successor form) in connection with any of the foregoing exceptions.

With respect to the selling stockholders, the restrictions described above also do not apply to:

•

sales, transfers or other dispositions of shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock pursuant to sales plans pursuant to Rule 10b5-1;

•	transfers of common stock or any securities convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts;

•	distributions of common stock to members, limited partners, stockholders or creditors; or

•

transfers of common stock or any securities convertible into or exercisable or exchangeable for common stock to (i) us or (ii) a corporation, partnership, limited liability company (or, in the case of the UST, a government organization or entity) or other entity that is a controlled or managed affiliate of the applicable selling stockholder or controls or manages the applicable selling stockholder or is under common control with the applicable selling stockholder, provided that, in the case of any transfer or distribution pursuant to the second, third and fourth bullets above, each transferee shall sign and deliver a lock-up letter containing substantially the same lock-up restrictions described above for the balance of the restricted period.

The UST has established pre-defined written trading plans and may continue to sell, transfer or otherwise dispose of shares of our common stock pursuant to such plans during the restricted period.

The representatives, in their sole discretion, may release the common stock and other securities in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time if they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive compensatory fees and expense reimbursements. In addition, certain underwriters or their respective affiliates are lenders under our secured revolving credit facilities.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are currently acting as brokers under the UST’s current pre-defined written trading plans to sell, transfer or otherwise dispose of shares of our common stock.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been or will be taken by GM, the selling stockholders or any underwriter that would permit a public offering of shares of common stock, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to shares of common stock, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, shares of common stock offered hereby may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to the shares of common stock may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Bahamas

The offer is not open to the public. The offering of each share of common stock directly or indirectly in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer or securities investment advisor by the Securities Commission of The Bahamas. Persons deemed “resident” of The Bahamas pursuant to the Exchange Control Regulations, 1956 of The Bahamas must receive the prior approval of The Central Bank of The Bahamas before accepting an offer to purchase or purchasing the common shares.

British Virgin Islands

This prospectus supplement, the accompanying prospectus and the shares of common stock offered herein have not been, and will not be, recognized or registered under the laws and regulations of the British Virgin Islands (“BVI”). The shares of common stock may not be offered or sold in the BVI except in circumstances in which GM, this prospectus supplement, the accompanying prospectus and the shares of common stock do not require recognition by or registration with the authorities of the BVI. This prospectus supplement and the accompanying prospectus are not a solicitation or offer of interests to members of the public in the BVI.

Cayman Islands

This is not an offer to the members of the public in the Cayman Islands to subscribe for shares, and applications originating from the Cayman Islands will only be accepted from sophisticated persons or high net worth persons, in each case within the meaning of the Cayman Islands Securities Investment Business Law (as amended).

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus (the “Securities”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are qualified investors as defined in the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall require GM or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

United Arab Emirates

UAE. The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones. The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Dubai International Financial Centre. This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 200 (the “FSMA”) received by it in connection with the issue or sale of shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to GM; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Robert C. Shrosbree, Esq., Executive Director, Legal, Corporate & Securities, GM Legal Staff, and certain other legal matters related to our common stock will be passed upon for us by Jenner & Block LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Davis Polk & Wardwell LLP acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as our counsel, and as counsel for certain of our subsidiaries, in various matters.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of General Motors Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the adoption of amendments to accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) until the date of completion of this offering:

GM SEC Filings (File No. 001-34960)	Period
Annual Report on Form 10-K	Year ended December 31, 2012 (filed with the SEC on February 15, 2013)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2013 (filed with the SEC on May 2, 2013) (as amended by Amendment No. 1 to such Quarterly Report on Form 10-Q (filed with the SEC on May 9, 2013))
Current Reports on Form 8-K	Dates filed: January 4, 2013, February 1, 2013, February 6, 2013, February 15, 2013, March 4, 2013, April 3, 2013, May 3, 2013 and June 5, 2013
The description of the common stock set forth in our registration statement on Form 8-A filed November 10, 2010.

You may request a copy of the documents incorporated by reference into this prospectus supplement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Thomas S. Timko, Vice President, Controller and Chief Accounting Officer, at the following address and telephone number:

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

You may also find additional information about us, including the documents mentioned above, on our website at http://www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus supplement. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our common stock is listed.

PROSPECTUS

Common Stock

Warrants

Selling securityholders to be named in a prospectus supplement may offer and sell shares of our common stock, par value $0.01 per share, and warrants to purchase shares of our common stock (together, the securities) from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the terms of the offering.

Our common stock is listed on the New York Stock Exchange under the symbol “GM” and on the Toronto Stock Exchange under the symbol “GMM”.

You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of the securities.

Investment in any of the securities involves risk. See “Risk Factors” beginning on page 2 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a “shelf” registration process. Under this shelf process, selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities selling securityholders may offer. Each time selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement, along with all of the information incorporated by reference herein and therein, before making an investment decision.

In this prospectus, unless the context indicates otherwise, for the periods on or subsequent to July 10, 2009, references to “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors,” or “GM” refer to General Motors Company and, where appropriate, its subsidiaries. General Motors Company is the successor entity solely for accounting and financial reporting purposes to General Motors Corporation, which is sometimes referred to in this prospectus, for the periods on or before July 9, 2009, as “Old GM.” On July 10, 2009, Old GM changed its name to Motors Liquidation Company, which is sometimes referred to in this prospectus for periods on or after July 10, 2009 as “MLC”. On December 15, 2011, MLC was dissolved and transferred its remaining assets and liabilities to the Motors Liquidation Company GUC Trust.

Neither we nor any selling securityholder has authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor any selling securityholder take responsibility for, and neither we nor any selling securityholder provide any assurance as to the reliability of, any other information that others may give you. We have not, and no selling securityholder has, authorized any other person to provide you with different information. We are not, and no selling securityholder is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the accompanying prospectus supplement, in any document incorporated by reference herein or therein, and in any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) until the date of completion of this offering:

GM SEC Filings (File No. 001-34960)	Period
Annual Report on Form 10-K	Year ended December 31, 2012 (filed with the SEC on February 15, 2013)
Current Reports on Form 8-K	Dates filed: January 4, 2013, February 1, 2013, February 6, 2013, February 15, 2013, March 4, 2013 and April 3, 2013
The description of the common stock set forth in our registration statement on Form 8-A filed November 10, 2010.

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Thomas S. Timko, Vice President, Controller and Chief Accounting Officer, at the following address and telephone number:

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

You may also find additional information about us, including the documents mentioned above, on our website at http://www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

RISK FACTORS

Investment in any of the securities involves risk. In addition to all of the other information contained or incorporated by reference into this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our subsequent filings under the Exchange Act, including Forms 10-Q and 8-K, and the risk factors contained or incorporated by reference in the accompanying prospectus supplement before acquiring any of the securities.

GENERAL MOTORS COMPANY

General Motors Company commenced operations on July 10, 2009 when we, through certain of our subsidiaries, completed the acquisition of substantially all of the assets and assumption of certain liabilities of Old GM through a sale by Old GM under Chapter 11 of the U.S. Bankruptcy Code (the 363 Sale). By commencing operations following the 363 Sale, we were able to take advantage of a competitive labor agreement with our unions, a restructured dealer network and a reduced and refocused brand strategy in the U.S. focused on four brands.

We design, build and sell cars, trucks and automobile parts worldwide. We also provide automotive financing services through General Motors Financial Company, Inc. (GM Financial).

Our automotive operations meet the demands of our customers through our four automotive segments: GM North America (GMNA), GM Europe (GME), GM International Operations (GMIO) and GM South America (GMSA). We also conduct automotive financing through our automotive financing segment, GM Financial.

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000. Our website is www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

USE OF PROCEEDS

We will not receive any proceeds from sales of the securities by selling securityholders. However, we will receive proceeds if any holder of a warrant exercises its warrant and pays the exercise price in cash. We will use the proceeds received from the exercise of warrants, if any, for general corporate purposes, including working capital.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus and any prospectus supplement, as well as all of the forward-looking statements incorporated by reference to our filings under the Exchange Act, are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

OVERVIEW OF OUR CAPITAL STOCK

The following description of the material provisions of our capital stock is based upon our certificate of incorporation, as amended (Certificate of Incorporation), our bylaws, as amended (Bylaws), the respective warrant agreements for each of our outstanding warrants, the certificate of designations for each of our Series A Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) and Series B Mandatory Convertible Junior Preferred Stock (Series B Preferred Stock), and applicable provisions of law, in each case as currently in effect as of the date of this prospectus, and is qualified in its entirety by reference to the provisions of those documents.

Certain provisions of the General Corporation Law of the State of Delaware (the DGCL), our Certificate of Incorporation, and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests.

Common Stock

As of April 22, 2013, 1,374,635,994 shares of our common stock were issued and outstanding. The general terms of our common stock are described below within the section of this prospectus entitled “Description of Our Common Stock.”

Series A Preferred Stock

The certificate of designations for the Series A Preferred Stock authorizes 360,000,000 shares of Series A Preferred Stock, approximately 276 million of which were outstanding as of April 22, 2013. There are no mandatory redemption, mandatory repurchase or sinking fund provisions applicable to our Series A Preferred Stock.

Holders of Series A Preferred Stock are entitled to receive, on each share, if, as and when declared by General Motor’s board of directors (Board of Directors), cumulative cash dividends with respect to each quarterly dividend payment at a rate of 9.0% per annum on the liquidation amount of $25.00 per share and the amount of accrued and unpaid dividends for any prior dividend period, if any. Unless all accrued and unpaid dividends on the Series A Preferred Stock are paid in full, no dividends or distributions may be paid on our common stock, the Series B Preferred Stock or any other class or series of our stock, and no shares of common stock, the Series B Preferred Stock or any other class or series of our stock may be repurchased or redeemed by us (subject to certain exceptions that are specified in the certificate of designations for the Series A Preferred Stock).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, a holder of the Series A Preferred Stock will be entitled to be paid, before any distribution or payment may be made to any holders of our common stock, Series B Preferred Stock or any other class or series of our stock: (1) the liquidation amount of $25.00 per share; and (2) the amount of any accrued and unpaid dividends, if any, whether or not declared, prior to such distribution or payment date.

We may not redeem the Series A Preferred Stock prior to December 31, 2014. On or after December 31, 2014, we (at our option) may redeem, in whole or in part, at any time and from time to time, the Series A Preferred Stock at a redemption price per share equal to the $25.00 per share liquidation amount plus any accrued and unpaid dividends.

The holders of the Series A Preferred Stock do not have voting rights, except with respect to certain fundamental changes in the terms of the Series A Preferred Stock, in the case of certain dividend arrearages and except as specifically required under Delaware law.

Shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities.

Series B Preferred Stock

The certificate of designations for the Series B Preferred Stock authorizes 100,000,000 shares of Series B Preferred Stock, approximately100 million of which were outstanding as of April 22, 2013. There are no mandatory redemption, mandatory repurchase or sinking fund provisions applicable to our Series B Preferred Stock.

Holders of Series B Preferred Stock are entitled to receive if, as and when declared by the Board of Directors cumulative dividends at a rate of 4.75% per annum on the liquidation amount of $50.00 per share. Dividends will accumulate from November 23, 2010 and will be payable in cash or, subject to certain limitations, in common stock or in any combination of cash and common stock on each dividend payment date, as determined by the Board of Directors in its sole discretion. Dividends that are declared will be payable on March 1, June 1, September 1 and December 1 of each year to holders of record on the immediately preceding February 15, May 15, August 15 and November 15.

At any time prior to December 1, 2013, holders of Series B Preferred Stock may elect to convert all or part of their shares of Series B Preferred Stock into common stock at the minimum conversion rate of 1.2626 shares of common stock per share of Series B Preferred Stock, subject to anti-dilution adjustments. On December 1, 2013, each share of Series B Preferred Stock will automatically convert, unless previously converted, into a number of shares of common stock. The conversion rate on December 1, 2013 for each share of Series B Preferred Stock will be between 1.2626 and 1.5152 shares of common stock, depending on the applicable market value of our common stock, subject to anti-dilution adjustments. The conversion rate on December 1, 2013 will be adjusted so that holders receive an additional number of shares of common stock in respect of accumulated and unpaid dividends that have not been declared prior to that date.

The Series B Preferred Stock (1) will rank senior with respect to dividend rights and rights upon our liquidation, winding-up or dissolution to our common stock and to each other class of capital stock or series of preferred stock issued in the future, unless the terms of that stock provide that it ranks senior to, or on a parity with, the Series B Preferred Stock, (2) will rank on a parity with respect to dividend rights and rights upon our liquidation, winding-up or dissolution with any class of capital stock or series of preferred stock issued in the future that provides that such stock will rank on a parity with the Series B Preferred Stock and (3) will rank junior with respect to dividend rights and rights upon our liquidation, winding-up or dissolution to our Series A Preferred Stock and to each class of capital stock or series of preferred stock issued in the future that provides that such stock will rank senior to the Series B Preferred Stock. The Series B Preferred Stock will also rank junior to all of our existing and future debt obligations.

The holders of the Series B Preferred Stock do not have voting rights, except with respect to certain fundamental changes in the terms of the Series B Preferred Stock, in the case of certain dividend arrearages and except as specifically required under Delaware law.

Warrants

During 2009, we issued three sets of warrants:

•

A set of warrants to acquire 45,454,545 shares of common stock that are exercisable at any time prior to 5:00 p.m. New York City time, on December 31, 2015 at an exercise price of $42.31 per share and that, as of the date of this prospectus, are not listed on any securities exchange;

•

A set of warrants to acquire 136,363,635 shares of common stock that are exercisable at any time prior to 5:00 p.m. New York City time, on July 10, 2016 at an exercise price of $10.00 per share and that are listed on the New York Stock Exchange under the symbol “GM.WS.A”; and

•

A set of warrants to acquire 136,363,635 shares of common stock that are exercisable at any time prior to 5:00 p.m. New York City time, on July 10, 2019 at an exercise price of $18.33 per share and that are listed on the New York Stock Exchange under the symbol “GM.WS.B”.

As of April 22, 2013 there were a total of approximately 312 million warrants outstanding among these three sets. The number of each of the warrants and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Transfer Restrictions

Our Certificate of Incorporation restricts certain transfers of certain “corporation securities” to reduce the risk that we would experience any “ownership change” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (IRC)) that could limit our ability to utilize our net operating loss carryovers and other tax benefits. “Corporation securities” include, among other things, shares of our common stock, warrants to purchase our common stock and shares of our Series B Preferred Stock. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits by preventing any direct or indirect transfer of “corporation securities” if the effect of the transfer would be to:

•

increase the direct or indirect “percentage stock ownership” (as defined in our Certificate of Incorporation) by any person or group of persons from less than 4.9% of the value of all such securities of the Company to 4.9% or more; or

•

increase the direct or indirect “percentage stock ownership” of a person or group of persons having or deemed to have a “percentage stock ownership” of 4.9% or more of the value of all such securities of the Company.

Generally, the above restrictions are imposed only with respect to the number of shares of “corporation securities” purportedly transferred in excess of the threshold. These transfer restrictions will not apply, however, in the case of a transfer that:

•	is authorized by our Board of Directors prior to the consummation of the transfer (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated);

•

is pursuant to any transaction, including a merger or consolidation, in which all holders of “corporation securities” receive, or are offered the same opportunity to receive, cash or other consideration, and as a result of which the acquiror will own at least a majority of the outstanding shares of our common stock;

•	is a transfer to an underwriter for distribution in a public offering (provided that transfers by such underwriter to purchasers in such offering remain subject to these transfer restrictions); or

•	does not result in an aggregate owner shift of more than 40% for purposes of Section 382 of the IRC.

Further, the restrictions on transfer will not apply to:

•	outstanding shares of our Series A Preferred Stock;

•

any transfer by MLC (or any trust created pursuant to a bankruptcy plan of reorganization of MLC or any other person distributing “corporation securities” pursuant to such a plan) to or for the benefit of (i) creditors of MLC, (ii) beneficiaries of any trust created pursuant to a bankruptcy plan of reorganization of MLC or (iii) MLC (or any other trust created pursuant to a bankruptcy plan of reorganization of MLC or any other person distributing “corporation securities” pursuant to such a plan);

•	any transfer by any person distributing “corporation securities” pursuant to a bankruptcy plan of reorganization of MLC; and

•	any acquisition of “corporation securities” directly from us, whether by way of the exercise of a warrant or otherwise.

Our Board of Directors may impose, in connection with authorizing any proposed transaction restricted by our Certificate of Incorporation, any conditions that it deems reasonable and appropriate and may require affidavits, representations or opinions of counsel from the party who requests such authorization. Persons making such requests are generally required to reimburse us for all reasonable out-of-pocket costs and expenses incurred in determining whether to authorize the proposed transfer.

Any attempted transfer that would violate these restrictions will be void as of the date of the purported transfer (i.e., void ab initio), and the purported transferee will not be recognized as the owner of the shares purported to have been transferred, including for purposes of voting and receiving dividends or other distributions. The purported transferor will remain the owner of such transferred shares and the purported transferee will be required to turn over the transferred shares, together with any distributions received by the purported transferee with respect to the transferred shares, to our agent, who will attempt to sell such shares in arm’s-length transactions that do not violate the restrictions and then distribute the proceeds in a specified manner.

A legend referring to these restrictions will be placed on each certificate representing shares of “corporation securities” issued prior to the expiration of the restrictions. In the case of uncertificated “corporation securities,” a notation referring to these restrictions will appear on all trade confirmations issued prior to the expiration of the restrictions.

These restrictions expire on the earliest of:

•	the close of business on December 31, 2013, subject to extension as noted below;

•

the repeal of Section 382 of the IRC or any other change in law, if our Board of Directors determines that the restrictions are no longer necessary for the preservation of our net operating loss carryovers and other tax benefits;

•	the beginning of a taxable year for which our Board of Directors determines that none of our net operating loss carryovers and other tax benefits may be carried forward; and

•	such earlier date as our Board of Directors determines for the restrictions to terminate.

The December 31, 2013 expiration date may be extended for two additional one-year terms if our Board of Directors determines that the extension of the restrictions is reasonably necessary to preserve our net operating loss carryovers and other tax benefits and is in the best interests of the Company and our stockholders.

Vacancies in our Board of Directors

Our Bylaws provide that, subject to limitations, any vacancy occurring in our Board of Directors for any reason may be filled by a majority of the remaining members of our Board of Directors then in office, even if they do not constitute a quorum. Each director so elected shall hold office for a term expiring at the same time as the terms of the directors serving at the time he joins the Board of Directors. Each such director shall hold office until his or her successor is elected and qualified, unless he or she dies, resigns or otherwise leaves the Board of Directors before then.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the chairman of the Board of Directors or by a majority of the members of the Board of Directors. Our Bylaws further provide that the Board of Directors shall call a special meeting upon the written request of the record holders of at least 25% of the voting power of the outstanding shares of all classes of stock entitled to vote at such a meeting, subject to requirements and limitations set forth in our Bylaws.

Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Nominations for the election of directors may be made by the Board of Directors in accordance with the stockholders agreement we entered into with three of our stockholders – the United States Department of Treasury, Canada GEN Investment Corporation, and the UAW Retiree Medical Benefits Trust – or by any stockholder entitled to vote for the election of directors who complies with the applicable notice requirements.

If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information that may be required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the Board of Directors, certain specified information regarding the nominee(s). In addition to the information required in a stockholder notice described above, our Bylaws require under certain circumstances a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice and a representation as to whether the stockholder intends to deliver a proxy statement and/or otherwise to solicit proxies from stockholders in support of such proposal or nomination. For the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	in the case of a special meeting, not more than 15 days after the day on which notice of the special meeting is first mailed to stockholders.

Stockholder Action by Written Consent without a Meeting

Our Certificate of Incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting except where such consent is signed by the holders of all shares of stock of the Company then outstanding and entitled to vote. Our Bylaws also contain notice and procedural requirements applicable to persons seeking to have the stockholders authorize or take corporate action by written consent without a meeting.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock.

However, the restrictions contained in Section 203 will not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we had a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

DESCRIPTION OF OUR COMMON STOCK

Our only class of common stock is our common stock, par value $0.01 per share. Our Certificate of Incorporation currently authorizes our Board of Directors to issue 5,000,000,000 shares of common stock. As of April 22, 2013, 1,374,635,994 shares of our common stock were issued and outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Dividends

The DGCL and our Certificate of Incorporation do not require our Board of Directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The DGCL restricts the power of our Board of Directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our Board of Directors as dividends on our common stock are subject to the amount legally available for the payment of dividends on our common stock by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or to the extent of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, dividends on our common stock are subject to any preferential rights on any outstanding series of preferred stock authorized for issuance by our Board of Directors in accordance with our Certificate of Incorporation.

Voting Rights

Our Certificate of Incorporation provides that, except as may otherwise be provided in a certificate of designations relating to any outstanding series of preferred stock or by applicable law, the holders of shares of common stock shall be entitled to one vote for each such share upon each matter presented to the stockholders and the common stock shall have the exclusive right to vote for the election of directors and for all other purposes. Our common stockholders do not possess cumulative voting rights.

Under our Bylaws, in uncontested elections of directors, those nominees receiving the affirmative vote of a majority of the votes cast with respect to that director’s election at a meeting at which a quorum is present shall be elected. A majority of votes cast means that the number of votes for a nominee must exceed 50% of the votes cast with respect to the election of that nominee (excluding any abstentions). In certain contested elections, the nominees who receive a plurality of votes cast with respect to the election of directors at a meeting at which a quorum is present shall be elected. Under our Bylaws, any other corporate action put to a stockholder vote shall be decided by the vote of the holders of a majority of the voting power of the shares of stock entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by applicable law.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution.

Transfer Restrictions

As described in the section of this prospectus entitled “Overview of Our Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” above, certain transfer restrictions apply to shares of our common stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GM” and on the Toronto Stock Exchange under the symbol “GMM”.

DESCRIPTION OF THE WARRANTS

The terms of any warrants to purchase shares of our common stock to be sold by selling securityholders and a description of the material provisions of any applicable warrant agreement relating to such warrants will be set forth in an applicable prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the securities to permit the resale of the securities by selling securityholders from time to time after the date of this prospectus. Selling securityholders may sell all or a portion of the securities from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, such selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. The securities may be sold in one or more transactions at fixed prices, prevailing market prices determined at the time of the sale, varying prices determined at the time of sale or negotiated prices. These sales may be effected:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in underwritten transactions through an underwriter;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	in sales pursuant to Rule 144 under the Securities Act;

•	where broker-dealers may agree with selling securityholders to sell a specified number of shares at a stipulated price per share;

•	through any other method permitted pursuant to applicable law; and

•	through any combination of any such methods of sale.

If a selling securityholder effects such transactions by selling shares of our common stock or warrants to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such selling securityholder or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of our common stock or warrants or otherwise, selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.

Selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid to, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement may be distributed setting forth the aggregate amount of the securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from selling securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any selling securityholder will sell any or all of the shares of our common stock or warrants registered pursuant to the registration statement of which this prospectus forms a part.

Selling securityholders and any other person participating in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the shares of common stock and warrants and the ability of any person or entity to engage in market-making activities with respect to such securities.

Once sold under the registration statement of which this prospectus forms a part, the securities sold thereunder will be freely tradable in the hands of persons other than our affiliates.

Direct Sales

Selling securityholders may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

General Information

To the extent required to supplement the information contained in this prospectus, the place and time of delivery for the securities described in this prospectus may be set forth in an applicable prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the sale of the securities, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may overallot an offering, creating a short position. In addition, underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters will not be required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless otherwise specified in the accompanying prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Robert C. Shrosbree, Esq., Executive Director, Legal, Corporate  & Securities, GM Legal Staff.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of General Motors Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the adoption of amendments to accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our common stock is listed.

Common Stock